SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 5)1


                          MIDWEST BANC HOLDINGS, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    598251106
             -----------------------------------------------------
                                 (CUSIP Number)

                                 December 2001
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [x]  Rule 13d-1(d)


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1                 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 598251106                   13G                      Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       LeRoy Rosasco


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  [  ]
                    N/A                                      (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S. Citizen


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            834,450
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             168,000
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             834,450
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       168,000

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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,002,450

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       N/A                                                        [  ]

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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.4% of 10,712,392 shares of Common Stock outstanding as of December 31, 2001.

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  12.  TYPE OF REPORTING PERSON

       IN

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CUSIP NO. 598251106                    13G                     Page 3 of 5 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Midwest Banc Holdings, Inc.
                  --------------------------------------------------------------
ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  501 West North Avenue
                  Melrose Park, IL 60160
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                  LeRoy Rosasco
                  --------------------------------------------------------------
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1009 Bonnie Brae #3C
                  River Forest, IL 60305
                  --------------------------------------------------------------
ITEM 2(c).        CITIZENSHIP:

                  Mr. Rosasco is a U.S. Citizen
                  --------------------------------------------------------------
ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock
                  --------------------------------------------------------------
ITEM 2(e).        CUSIP NUMBER:

                  598251106
                  --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act;

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)   [ ]   Insurance company as defined in Section 3(a)(19) of
                        the Exchange Act,

            (d)   [ ]   Investment company registered under Section 8 of the
                        Investment Company Act,

            (e)   [ ]   Investment adviser in accordance with Rule
                        13(d)-1(b)(1)(ii)(E);

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

            (g)   [ ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

            (h)   [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this Statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

CUSIP NO. 598251106                   13-G                     Page 4 of 5 Pages

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned:

                1,002,450
                ----------------------------------------------------------------

            (b) Percent of class:

                9.4%
                ----------------------------------------------------------------

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote: 834,450
                                                              ------------------

                (ii) Shared power to vote or to direct the vote: 168,000
                                                                 ---------------

                (iii) Sole power to dispose or to direct the disposition of:
                         834,450
                        --------------------------------------------------------

                (iv) Shared power to dispose or to direct the disposition of:
                         168,000
                        --------------------------------------------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            N/A

CUSIP NO. 598251106                   13-G                     Page 5 of 5 Pages

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A

ITEM 10.    CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  2/6/02                           /s/ LeRoy Rosasco
                                         ---------------------------------------
                                             LeRoy Rosasco, Director